Exhibit 99.2

Healthcare Trust, Inc. (NASDAQ:HTIA/HTIBP) Q1 2022 Earnings Webcast

Opening – Louisa Quarto

Welcome to the first quarter 2022 Healthcare Trust, Inc., or HTI, webcast. All participants will be in listen-only mode.

Please note, this event is being recorded. Also note that certain statements and assumptions in this webcast presentation which are not historical facts will be forward-looking and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements are subject to certain assumptions and risk factors which could cause the Company’s actual results to differ materially from the forward-looking statements. We refer all of you to our SEC filings including the Form 10-K for the year ended December 31, 2021, filed on March 18, 2022, and all other SEC filings after that date for a more detailed discussion of the risk factors that could cause these differences and impact our business.

During today's call, we will discuss non-GAAP financial measures of HTI. These measures should not be considered in isolation or as a substitute for the financial results prepared in accordance with GAAP. The Company has provided a reconciliation of these measures to the most directly comparable GAAP measure as part of the first quarter 2022 investor presentation for HTI and as part of the Quarterly Report on Form 10-Q for HTI for the quarter ended March 31, 2022 (both available on HTI’s website at www.healthcaretrustinc.com).

You may submit questions during today’s webcast by typing them in the box in the lower right of the screen and a member of our investor relations group will follow-up to answer questions directly after the presentation. Also, please note that later today a copy of the presentation and replay of the webcast will be available on the company’s website.

I would now like to turn the call over to Michael Weil, Chief Executive Officer. Please go ahead Mike.

Opening Script

HTI Webinar Script

Slide 2: Company Overview – (Mike Weil)

Thanks Louisa and thank you all for joining us today. HTI is off to a strong start in 2022, extending some of the trends that began to materialize last year. We reported a 3.4% increase in our estimated per-share net asset value, year-over-year growth of over 3% in SHOP occupancy, and a 4% year-over-year improvement in net leverage while maintaining 100% rent collection in our MOB portfolio.

As you recall, last year we completed $160 million of medical office building acquisitions at a weighted-average cap rate of 7.7%. This year we have already built a pipeline that would add another $18 million of MOB assets at an 8.6% cap rate. We continue to evaluate additional accretive transactions that meet our criteria and diligent underwriting. Our growth through acquisitions is supplemented by our leasing efforts, where we had a Medical Office Building forward leasing pipeline of over 40,000 square feet as of May 15th. If these agreements commence, we expect MOB occupancy to increase to 92.2% and annualized straight-line rent to increase by $1 million.

Occupancy in the SHOP portfolio continues to recover and was 75.9% at quarter end. That is almost a 2% improvement from the fourth quarter and a 3.9% increase from a year ago. We believe that SHOP occupancy will continue to rebound as long as the effects of COVID continue to abate. To capitalize on this rebound, we continue to invest in capital expenditures that enhance and improve the marketability of our SHOP assets and to utilize enhanced lead generation activities and website enhancements to be visible, attractive, and competitive to seniors and their families who are in the market for housing options.

The continued execution of our corporate initiatives this year, including external accretive acquisitions and dispositions, internal growth from leasing available space to high-quality tenants, first-class property level operations and financial flexibility continues to position HTI for a liquidity event when our board determines the time is right.

Slide 3: Portfolio Snapshot

As of March 31, 2022, HTI owned 196 properties, totaling over 9 million rentable square feet in 33 states. The portfolio consisted of 146 medical office buildings, 50 seniors housing operating properties with over 4,000 individual units, and two land parcels. Based on NOI, the portfolio was composed of 77% MOB and 23% SHOP assets.

At quarter end, our medical office building portfolio was 91.3% occupied with a weighted-average remaining lease term of 5.0 years and featured annual rent escalations that averaged 1.8% on approximately 87% of leases.

Slide 4: Dynamic Portfolio Fundamentals

We have diligently constructed a portfolio of MOB and SHOP assets that continue to deploy capital into select, high-quality assets throughout the US.

We have elected to focus on Medical Office Buildings due to growing demand from tenants as the healthcare system in the US encourages medical professionals to consolidate practices and locate near hospital campuses. We believe that the steady occupancy rates, long-term net leases with embedded rental income growth, and NOI growth in this segment of our portfolio, as well as our success collecting rent, validates continued investment in this portfolio segment.

Our focus on SHOP assets is supported by our belief in long-term demographic trends, which we believe will result in consistent demand for seniors housing, particularly as COVID related restrictions are lifted. With Baby Boomers beginning to approach their 80’s, we believe that demand for high-quality, service-focused, and strategically located seniors housing facilities will continue to increase. Our dedicated SHOP team collaborates with our aligned operators to manage our assets with the goal of maximizing benefits to residents, operators, and HTI.

We’ve worked diligently to construct a high-quality portfolio that is geographically well diversified across 33 states with only two states representing more than 10% of the total portfolio by square feet: Pennsylvania where we have a strong relationship with The University of Pittsburgh Medical Center, and Florida, where MOBs and seniors housing serve a large retired population.

Slide 5: Strategic Partners

One of the most important aspects of a well-run healthcare real estate portfolio is the quality of the underlying tenants who occupy and operate the properties. Procuring well-respected brands and developing strong partnerships with them is a core focus of our asset management strategy in order to deliver superior long-term benefits for not only HTI, but for the residents and practitioners who live and work at our properties.

In HTI’s MOB portfolio, we have tenants such as The University of Pittsburgh Medical Center, DaVita, Sentara, and Ascension. HTI’s SHOP operators have been consolidated from over 15 operating brands in 2019 to four operators, including Jaybird Senior Living and Senior Lifestyle Corporation.

As we grow our portfolio, we continue to look for opportunities to add high-quality tenants to HTI’s MOB portfolio and to develop strong relationships with our current SHOP operators, who we trust to provide the best care for residents at our facilities.

Slide 6: Diligent Acquisitions

Last year was very active in terms of acquisitions and we are starting this year with $18 million in our pipeline. After completing more than $160 million of acquisitions last year at a weighted-average cap rate of 7.7%, our forward pipeline of three medical office buildings in New Jersey, Indiana and Georgia have a weighted-average cap rate of 8.6% and a weighted-average remaining lease term of 7.7 years.

We believe we have a strong cash and liquidity position to continue diligently seeking accretive acquisitions at opportunistic cap rates.

Scott, will you please take us through the financial results?

Slide 7: Conservative Leverage Profile– (Scott Lappetito)

Thank you, Mike.

Year-over-year, we have made several improvements to HTI’s capital structure including de-levering the portfolio by 4%, which decreased net leverage from 41.3% in first quarter 2021 to 37.3% in the first quarter 2022. This was achieved primarily through repayments to our outstanding borrowings on the revolving credit facility and the repayment of a single property mortgage.

During the same period, liquidity also increased by $177 million to $294 million at the end of the first quarter 2022, which we believe provides ample flexibility for both acquisitions as well as for general corporate purposes.

Lastly, during 2021 we were active capital market participants, highlighted by a $56 million Series A Preferred Stock follow-on offering and our inaugural $87 million Series B Preferred Stock offering. We continually evaluate means to enhance our capital structure and will pursue opportunities similar to these if we determine that they are favorable for HTI.

Slide 8 Key Operating Highlights

Last quarter, HTI executed on our operational initiatives by growing SHOP occupancy, increasing MOB NOI, and improving Net leverage year-over-year.

As Mike mentioned earlier, SHOP occupancy has grown by 3.9% year-over-year, and 1.8% quarter-over-quarter, to 75.9% in the first quarter of 2022. We believe that this trend will continue over the coming quarters so long as headwinds from COVID continue to subside.

Quarterly NOI in the MOB segment increased 10% year over year to $23.7 million, driven by our strong acquisitions and leasing efforts. This, along with our strategic SHOP dispositions, continue to contribute to a change in our total portfolio NOI mix. In the first quarter of 2022, MOB NOI comprised over 75% of our total portfolio NOI.

I would now like to turn the call back to Mike for some color on the HTI team and some closing remarks.

Slide 9: Company Highlights – (Mike Weil)

Thanks Scott.

We continue to position HTI for a liquidity event and long-term earnings growth by capitalizing on our leasing upside potential, acquiring high-quality MOB and SHOP properties and maintaining a conservative balance sheet. Our portfolio of almost 200 properties continues to demonstrate its resilience, as we collected all of the cash rent due in our MOB portfolio in the first quarter, built leasing and acquisition pipelines, and grew occupancy in the SHOP portfolio. We have a conservative balance sheet and an experienced management team that we believe is well positioned to maximize the opportunities created by demographic trends that favor long-term investment in healthcare real estate.

Slide 10: Experienced Leadership Team

We believe we have the right team in place to execute our strategy to drive long-term value for HTI shareholders.

On the MOB real estate side, David Ruggiero and his team bring over 25 years of experience to HTI’s advisor, evaluating and negotiating hundreds of potential transactions per year while adhering to our strict investment guidelines and underwriting standards. Trent Taylor is our portfolio asset manager and ensures that our existing properties are leased, performing as expected and that our tenants’ needs are being met by local property managers.

Slide 11: Dedicated SHOP Team

Supplementing HTI’s leadership team, John Rimbach and his team bring over 125 years of experience to our SHOP Portfolio.

John’s team has extensive experience in the Seniors Housing space and has made significant improvements to this segment of our portfolio, both operationally and through advising on potential real estate acquisitions and dispositions. We were fortunate to have made a significant commitment to the SHOP portfolio in 2018, giving John’s team time to streamline our portfolio and build relationships with our best-in-class operators who run our seniors housing properties. The team has been working tirelessly to create a safe environment for our residents over the last two years and to lay the foundation for a strong post-COVID recovery.

Slide 11: Strong Corporate Governance

HTI has an engaged board of directors, led by non-exec chair Leslie Michelson. Also serving on HTI’s board are Lee Elman, former Governor of Pennsylvania Ed Rendell, Elizabeth Tuppeny and B.J. Penn. The board is comprised of a majority of independent directors, including an audit committee and a nominating and corporate governance committee made up of only independent directors. In addition to their distinguished careers, several of our board members currently or formerly have served on boards of publicly traded REITs.

Closing Statements – (Mike Weil)

We continue to see strong, dependable performance in our MOB portfolio and have approximately $18 million of accretive MOB acquisitions in our pipeline. We believe that increasing occupancy in the SHOP portfolio reflects not only the ongoing recovery of this segment from the impacts of COVID, but also the result of our team’s dedication to improving our SHOP facilities, operations, accessibility and attractiveness to seniors and their families. Our focus remains on the future, and positioning HTI for an eventual liquidity event. Thank you for joining us today and thank you for your continued support of HTI.

Operator Closes the Call

The conference has now concluded. If you have submitted questions during today’s webcast, a member of our investor relations group will follow-up to answer your questions. Also, please note that a copy of the presentation and replay of this webcast will be available on the company’s website at www.healthcaretrustinc.com. Thank you for attending today’s presentation. You may now disconnect.